Exhibit 99.1

Huntley Garriott Appointed Live Oak Bank President

WILMINGTON, N.C. (September 26, 2018) - Live Oak Bank announced today that its Board of Directors has appointed Huntley Garriott as bank president effective Monday, Sept. 24, 2018.

Garriott, former partner at Goldman Sachs, brings a wealth of experience as Live Oak Bank continues to expand into new industries, products and solutions to support its growing customer base.

“This is an exciting time to join the Live Oak team as it continues to redefine the future of banking through innovation, technology, and a culture that never wavers from putting the customer first.” said Garriott.

Garriott assumes the role from Scott Custer, who will remain at Live Oak in a senior position to focus on strategic development goals.

“We are in the business of making sure our country’s entrepreneurs have the capital they need to successfully support the backbone of America’s economy,” said Live Oak Chairman and CEO Chip Mahan. “Huntley will continue to steer Live Oak in the direction of being a game changer in the industry.”

Prior to joining Live Oak, Garriott served as partner at Goldman Sachs in the Investment Banking Division and as co-head of the Banks and Specialty Finance team within the Financial Institutions Group. Over his 20-year career at Goldman, Garriott covered regional banks throughout North America and held a variety of roles focused on traditional investment banking, private equity investing, debt capital markets and risk management. He was named managing director in 2007 and partner in 2014. Garriott earned a BA in mathematics and economics from the University of Virginia, where he was a Jefferson Scholar.

To learn more about Live Oak Bank, visit www.liveoakbank.com.

About Live Oak Bank
Live Oak Bank, a subsidiary of Live Oak Bancshares, Inc. (Nasdaq: LOB), is a digitally focused, FDIC-insured bank serving customers across the country. Live Oak brings efficiency and excellence to the banking process, without branches, by using a focused approach to technology and innovation. To learn more, visit www.liveoakbank.com.

Contact:
Claire Parker, Senior Public Relations Manager
910.597.1592
claire.parker@liveoak.bank

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